Exhibit 99.1

NEWS:

The Sherwin-Williams Company ● 101 West Prospect Avenue ●

Cleveland, Ohio 44115 ● (216) 566-2140

The Sherwin-Williams Company Elects New Director

Steven H. Wunning Joins Sherwin-Williams’ Board

CLEVELAND, OHIO, July 15, 2015 – The Sherwin-Williams Company (NYSE: SHW) announced that the Board of Directors elected Steven H. Wunning to the Board effective today. Mr. Wunning, 64, recently retired as Group President, Resource Industries Group of Caterpillar Inc. after 41 years of service. Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. Mr. Wunning was also appointed to the Compensation and Management Development Committee of the Board. Sherwin-Williams’ Board now consists of eleven members, including ten independent directors.

“Steve is an excellent addition to our Board of Directors,” commented Christopher M. Connor, Chairman and Chief Executive Officer of Sherwin-Williams. “His extensive operations experience gained during 41 years of service at Caterpillar will provide the Board with a valuable, independent perspective. We look forward to the benefits that his breadth of business knowledge and leadership will bring to the Board, our Company and our shareholders during the years to come.”

Mr. Wunning began his career at Caterpillar in 1973 and held a variety of positions with increasing responsibility in the areas of quality, manufacturing, product support and logistics, including Vice President of Cat Logistics in 1990 and President in 1994. In 1998, he was named Corporate Vice President with responsibility for the Logistics & Product Services Division, and in 2000, he became Corporate Vice President with responsibility for the Logistics Division. He was appointed Group President in 2004. Mr. Wunning has an undergraduate degree in Metallurgical Engineering from the Missouri University of Science and Technology and an Executive MBA from the University of Illinois.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®,

HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® WaterSeal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,100 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 115 countries around the world. For more information, visit www.sherwin.com.

Investor Relations Contact:

Bob Wells

Senior Vice President – Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Media Contact:

Mike Conway

Director – Corporate Communications and Investor Relations

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com

2